Exhibit 99.1

GENCOR RELEASES FOURTH QUARTER AND FISCAL YEAR 2019 RESULTS

December 11, 2019 (PRIME NEWSWIRE)—Gencor Industries, Inc., (NASDAQ: GENC) announced today net revenue for the quarter ended September 30, 2019 decreased 29.5% to $14.5 million compared to $20.5 million for the quarter ended September 30, 2018. Gross profit as a percentage of net revenue decreased to 19.6% for the quarter ended September 30, 2019 from 31.8% for the quarter ended September 30, 2018. Gross profit in the fourth quarter of fiscal 2019 was negatively impacted due to the lower net revenues and reduced overhead absorption.

Operating loss for the quarter ended September 30, 2019 was ($0.5) million compared to operating income of $3.7 million for the quarter ended September 30, 2018. The Company had non-operating income of $0.6 million for the quarter ended September 30, 2019 compared to $1.2 million for the quarter ended September 30, 2018. The Company’s tax expense was $0.1 million for the quarter ended September 30, 2019 compared to $0.9 million for the quarter ended September 30, 2018. Net income for the quarter ended September 30, 2019 was breakeven compared to $3.9 million ($0.27 per basic and diluted share) for the quarter ended September 30, 2018.

Net revenue for the year ended September 30, 2019 decreased 17.5% to $81.3 million compared to $98.6 million for the year ended September 30, 2018. Gross profit as a percentage of net revenue increased to 27.6% for the year ended September 30, 2019 from 27.2% for the year ended September 30, 2018. The Company had operating income for the year ended September 30, 2019 of $9.5 million compared to $13.9 million for the year ended September 30, 2018. The Company had non-operating income of $3.4 million for the year ended September 30, 2019 compared to $1.2 million for the year ended September 30, 2018.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law by President Donald Trump. The Tax Reform Act significantly lowered the U.S. corporate federal income tax rate from 35% to 21% effective January 1, 2018, while also implementing a territorial tax system and imposing repatriation tax on deemed repatriated earnings of foreign subsidiaries. Accounting principles generally accepted in the United States of America (“GAAP”) require that the impact of tax legislation be recognized in the period in which the law was enacted. The effective income tax rate for fiscal 2019 was 20.5% versus 15.7% in fiscal 2018.

The Company’s net income was $10.2 million ($0.70 per basic share and $0.69 per diluted share) for the year ended September 30, 2019, compared to $12.7 million ($0.88 per basic share and $0.86 per diluted share) for the year ended September 30, 2018.

At September 30, 2019, the Company had $115.6 million in cash and marketable securities, an increase of $3.5 million over the September 30, 2018 balance of $112.1 million. Net working capital was $150.4 million at September 30, 2019. The Company has no short- or long-term debt.

The Company’s backlog was $27.3 million at December 1, 2019 compared to $28.0 million at December 1, 2018.

During the fourth quarter of fiscal 2019, the Company changed its method for accounting for cost of inventories from the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method. The Company believes the FIFO method will improve financial reporting by better reflecting the current value of inventory on the condensed consolidated balance sheets, by more closely aligning the flow of physical inventory with the accounting for the inventory, and by providing better matching of revenues and expenses. As required by GAAP, the Company has reflected this change in accounting principle on a retrospective basis, resulting in changes to the historical periods presented. The retrospective application of the change resulted in an increase in the Company’s September 30, 2018 retained earnings of $2.8 million (net of $0.8 million in taxes) and an increase to the Company’s net income of $130,000 (net of $45,000 in taxes) for the year ended September 30, 2018. This change did not affect our previously reported cash flows from operating, investing or financing activities nor did it have a material impact on the previously reported quarterly operating results for fiscal 2019.

John E. Elliott, Gencor’s CEO, commented, “Gencor’s fourth quarter results reflect a more typical level of production, as the increase orders we enjoyed in recent years as a result of the FAST Act have tempered. The FAST Act is scheduled to expire in 2020. Currently, there is no approved Federal infrastructure bill to replace the FAST Act although the recently passed resolutions did include continued funding of the FAST Act through 2020.

In the second half of fiscal 2019 we experienced a normal ordering pattern where customers place large equipment and plant orders in the latter part of the year, with the expectation of delivery in the late winter and early spring months. We have been able to respond to changes in the market place by ramping up production when demand increased from 2016 to 2018 and reducing production levels as demand has normalized. We plan to continue cost improvements and to adjust production based on demand, to maximize productivity and profitability.

Fourth quarter revenues of $14.5 million were below fourth quarter fiscal 2018 record revenues of $20.5 million. Gross margin of 20% were also lower, due to the lower net revenues and reduced overhead absorption.

After the fiscal year ended, we are benefitting from an increase in orders for production and delivery in fiscal 2020. As we prudently increased stocking inventory in the summer months, we have converted this inventory to revenue more quickly which has allowed us to accelerate our typical lead time on equipment.

We believe we are well-positioned to capitalize on demand for asphalt plants and related components as we continue to strategically invest in our business. We continue to take action to reduce the impact of U.S. tariff policies, raw material volatility and a continued tight labor market.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Consolidated Income Statements

For the Years Ended September 30, 2019 and 2018

	2019	2018 *
Net revenue	$81,329,000	$98,614,000
Cost of goods sold	58,917,000	71,818,000

Gross profit	22,412,000	26,796,000
Operating expenses:
Product engineering and development	3,295,000	2,915,000
Selling, general and administrative	9,647,000	9,991,000

Total operating expenses	12,942,000	12,906,000

Operating income	9,470,000	13,890,000
Other income (expense), net:
Interest and dividend income, net of fees	2,307,000	1,535,000
Realized and unrealized gains (losses) on marketable securities, net	1,047,000	(363,000)
Other	—	2,000

	3,354,000	1,174,000

Income before income tax expense	12,824,000	15,064,000
Income tax expense	2,628,000	2,370,000

Net income	$10,196,000	$12,694,000

Basic earnings per common share	$0.70	$0.88

Diluted earnings per common share	$0.69	$0.86

*	The amounts for the year ended September 30, 2018 have been adjusted to reflect the change in inventory accounting method as described above.

GENCOR INDUSTRIES, INC.

Consolidated Balance Sheets

As of September 30, 2019 and 2018

ASSETS	2019	2018 *
Current assets:
Cash and cash equivalents	$10,302,000	$8,012,000
Marketable securities at fair value (cost of $104,176,000 at September 30, 2019 and $103,751,000 at September 30, 2018)	105,322,000	104,058,000
Accounts receivable, less allowance for doubtful accounts of $459,000 at September 30, 2019 and $313,000 at September 30, 2018	1,603,000	993,000
Costs and estimated earnings in excess of billings	13,838,000	11,900,000
Inventories, net	25,366,000	21,890,000
Prepaid expenses	499,000	1,348,000

Total current assets	156,930,000	148,201,000

Property and equipment, net	8,389,000	7,889,000
Other assets	53,000	53,000

Total Assets	$165,372,000	$156,143,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,907,000	$1,838,000
Customer deposits	1,918,000	4,563,000
Accrued expenses	2,660,000	2,085,000

Total current liabilities	6,485,000	8,486,000

Deferred and other income taxes	3,372,000	2,640,000

Total liabilities	9,857,000	11,126,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,277,337 shares and 12,252,337 shares issued and outstanding at September 30, 2019 and 2018, respectively	1,228,000	1,225,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,308,857 shares and 2,288,857 shares issued and outstanding at September 30, 2019 and 2018, respectively	231,000	229,000
Capital in excess of par value	12,159,000	11,862,000
Retained earnings	141,897,000	131,701,000

Total shareholders’ equity	155,515,000	145,017,000

Total Liabilities and Shareholders’ Equity	$165,372,000	$156,143,000

*	The amounts as of September 30, 2018 have been adjusted to reflect the change in inventory accounting method as described above.

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2019: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000